Horizon Bancorporation, Inc.
Code of Ethics			Page __ of 6
1.	GENERAL GUIDELINES

Horizon Bancorporation, Inc. (the "Corporation") and its principal executive officer, principal financial officer, principal accounting officer or controller, and any person performing similar functions ("Senior Officers") are committed to conducting business in accordance with the highest ethical standards. The maintenance of the highest standards of honesty and integrity is essential to the performance of the Corporation's business and the maintenance of the public's trust.

In general terms, Senior Officers must avoid possible misconduct and conflicts of interest through informed judgment and careful regard for the standards of conduct and responsibilities set forth in this Code. In all situations, including those where there are no applicable legal principles, or the law is unclear or in conflict, Senior Officers are expected to conduct themselves in a manner that can be supported by management and to exercise good judgment in the discharge of their responsibilities.

Personal and financial affairs of each Senior Officer are to be conducted on a sound ethical and legal basis. Senior Officers should exercise prudence and restraint in personal financial affairs in order to avoid debts or other financial obligations that are, or might appear to be, significantly out of proportion to the individual's financial statement and personal or family financial condition. A Senior Officers should disclose any personal financial problem that affects, or might reasonably be expected to affect, his or her judgment or decision in any Corporation matter or decision entrusted to him or her.

Compliance with this Code will be the personal responsibility of every Senior Officer.
This Code is intended to set standards that are reasonably designed to deter wrongdoing and to promote:
	a.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
b.

Avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

c.

Full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Corporation;

	d.	Compliance with applicable governmental laws, rules and regulations;
	e.	The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and
	f.	Accountability for adherence to the Code.
2.	CONFLICTS OF INTEREST
	a.	Corporate Policy

All Senior Officers must avoid potential conflicts of interest. A potential conflict exists whenever a Senior Officer has an outside interest - direct or indirect - which conflicts with the individual's duty to the Corporation or adversely affects the individual's judgment in the discharge of his or her responsibilities at the Corporation. The appearance of a conflict of interest may be just as damaging to the Corporation's reputation as a real conflict of interest and is just as difficult for the individual involved to discern. All Senior Officers are expected to examine their actions from time to time and inquire whether a reasonable, disinterested observer - a customer, a supplier, a shareholder, a member of the media or a governmental agency - would have any grounds to believe that:

		1.	The confidential nature of account relationships has been breached;
		2.	Fiduciary responsibilities have been handled in a less than prudent manner;
		3.	Business has been done with the Corporation on the basis of friendship, family ties, gift receiving or giving, or to curry favor with special interest groups;
4.

The Corporation's name has been used as leverage by a Senior Officer to enhance his or her own opportunities when dealing with others in his or her political, investment, or retail purchasing activities; or

		5.	The needs of the public have not been considered in making business decisions.

In the event a potential conflict of interest arises involving a Senior Officer, its nature and extent should be fully disclosed immediately to the Audit Committee of the Corporation's Board of Directors.

	b.	Outside Employment

Senior Officers should largely avoid outside employment, including the performing of any services for compensation, to avoid potential conflicts of interest and excessive demands on one's time. In any event, outside employment may not be undertaken unless approved by Corporation's Board of Directors. Outside employment must not interfere with job performance or have the appearance of a conflict of interest with the Corporation.

	c.	Participation in Public Affairs

The Corporation encourages its Senior Officers to have a full awareness and interest in civic and political responsibility. Each Senior Officer shall have the opportunity to support community activities or the political process, as he or she desires. Voluntary efforts for civic activities normally take place outside of regular business hours. If voluntary work requires corporate time, prior approval should be obtained from the Board of Directors. The use of normal working time in connection with activities related to a primary or general election for political office or for a political convention or caucus is prohibited. In all cases, Senior Officers involved in civic or political activities do so as individuals and not as representatives of the Corporation.

	d.	Corporate Directorships, Public Offices and Commissions

Senior Officers considering election or appointment to corporate boards, public offices, or commissions, or as an officer or director of a nonprofit organization, must be certain that serving in such capacity will not place them in a position where a potential conflict of interest may exist. Any questions concerning the propriety of participation in such activities should be brought to the attention of the Board of Directors.

Unless specifically approved by the Board of Directors, no Senior Officer shall serve on the board of directors of any entity which:
		1.	Competes with the Corporation;
		2.	Is in substantial default to the Corporation on any loan, contract, or other obligation, or
		3.	Is involved in any controversy or litigation with the Corporation.
3.	DISCLOSURE OF INFORMATION

The use of confidential information obtained through or as a consequence of employment at Corporation must be limited to the proper conduct of the Corporation's business. A Senior Officer may not use or permit others to use confidential or insider information for personal benefit. All forms, training materials and documents are the sole property of the Corporation and may not be reproduced or retained for the private use while employed or upon separation from the Corporation. Disclosure of confidential information within the Corporation will be restricted to those having a proper need for such information. The use of confidential information about one customer to further the private interests of another customer is prohibited.

Disclosure of information in any form necessary in the course of the Corporation's business such as, but not limited to, reports and documents that are filed with, or submitted to, the Securities and Exchanges Commission and in other public communications (i.e. Annual Report to the Shareholders) are to be made in a full, fair, accurate, timely and understandable manner. Furthermore, any Senior Officer in possession of material information must not disclose such information before its public disclosure and must take steps to ensure that the Corporation complies with its timely disclosure obligations.

4.	FINANCIAL RECORDS AND REPORTING
Senior Officer shall:
a.

Establish appropriate systems and procedures to ensure that business transactions are recorded on the Corporation's books in accordance with Generally Accepted Accounting Principals, established corporate policy, and appropriate regulatory pronouncements and guidelines;

	b.	Establish appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines;
c.

Establish and administer financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the safe, sound, and profitable operation of the Corporation; and

d.

Completely disclose all relevant information reasonably expected to be needed by the regulatory authorities and internal and external auditors to facilitate the full, complete, and successful discharge of their duties and responsibilities.

5.	COMPLIANCE WITH LAWS

The business of the Corporation shall be conducted in strict compliance with both the letter and spirit of applicable governmental laws, rules and regulations, whether local, state, federal or foreign, including securities laws and regulations, accounting standards, accounting controls and audit practices. If a law conflicts with a policy in this Code, the law prevails and shall be complied with.

All Senior Officers must comply with all applicable laws, regulations, rules and regulatory orders. Senior Officers must acquire appropriate knowledge of the requirements relating to their duties sufficient to enable them to recognize potential dangers and to know when to seek advice from the Internal Auditor, the Audit Committee or the Corporation's legal counsel. If a Senior Officer suspects any violation regarding accounting methods or procedures, internal accounting controls, or auditing matters, he or she should immediately contact the Audit Committee. Violations of laws, regulations, rules and orders may subject the Senior Officer to individual criminal or civil liability, as well as to disciplinary action by the Corporation. Such individual violations may also subject the Corporation to civil or criminal liability, as well as loss of business and trust of the public.

This Code and the law prohibits reprisals, threats or retribution against any person who in good faith reports a violation or a suspected violation of law, this Code or other corporate policies, or assists in any investigation or process with respect to such a violation.

6.	IMPROPER USE OF CORPORATE POSITION OR PROPERTY
	a.	Gifts Received by Senior Officers

The Corporation expects its Senior Officers to render efficient and courteous service to its customers at all times without expectation of reward. No Senior Officer shall give or accept any cash, fee, commission, discounts, special accommodations, favors, gratuities, tips, services, or any other thing of value, or the use of the property or facilities, in excess of $25 in value, to or from anyone with whom such person is negotiating, soliciting, or being solicited for business on behalf of the Corporation.

The Corporation does recognize that situations arise when it might be appropriate to accept items of value from another. Such situations include:
1.

Reasonable entertainment at luncheon, dinner, or business meetings with present and prospective customers and suppliers when reciprocity of the expenditure on a comparable basis is likely to occur and is properly chargeable as a business expense;

		2.	Unsolicited advertising or promotional materials (e.g. pens and calendars);
		3.	Awards by charitable, educational, civic, or religious organizations for meritorious contributions or service; or
		4.	Gifts or bequests based upon family relationships.
	b.	Preferential Treatment

No Senior Officer shall acquire or appropriate to his own personal use any of the Corporation's property or services, on the basis of or under situations not available to members of the public, except for the following:

		1.	Special employees' programs/services; or
		2.	Purchase of property from the Corporation, provided the purchase price is equal to the fair market value and such value is properly documented.
	c.	Community Involvement

Federal and state laws prohibit or restrict participation in certain political processes by the Corporation, including the use of its property, equipment, supplies and facilities. It is illegal to use corporate funds for the purpose of making contributions or expenditures in connection with elections to any local, state and federal office. However, corporate funds and assets may be used for limited political purposes, such as:

		1.	Establishing political action committees to solicit contributions to separate political funds to be utilized for political purposes,
		2.	Communicating direct political messages to shareholders; or
		3.	Implementing non"partisan voter registration or "get"out"the"vote" campaigns.

Senior Officers are not discouraged from making personal contributions to candidates or political parties of their choice. No pressure, either direct or indirect, will be used by the Corporation that infringes on an officer's right to decide to whom political contributions will be made.

	d.	Improper Transactions and Payments
It is commonly recognized that there is a direct correlation between illegal or improper payments and inaccurate records. Therefore, the following principles should be observed:
		1.	All transactions or conduct of Corporation business must be properly reflected in the Corporation's books;
		2.	No secret, unrecorded funds of corporate money or other assets may be established or maintained;
		3.	Any payment is prohibited if no record of its disbursement is entered in the Corporation's accounting records; and
		4.	Making false and fictitious entries in the books or records of the Corporation or issuing false or misleading documents is prohibited and in most circumstances will constitute a criminal offense.
7.	ANTITRUST COMPLIANCE
	a.	Relationships with Competitors

In providing its full range of financial services, the Corporation engages in vigorous, yet fair and open competition. The Senior Officers are expected to observe the highest standards of ethical conduct in relationships with competitors. It is the Corporation's policy to emphasize the quality and competence of its services and staff rather than to criticize those of competitors.

Senior Officers are prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices, marketing policies, or disclosing to competitors future plans of the Corporation that have not been disclosed generally to the public.

	b.	Tie"Ins and Executive Dealings

The Corporation will not in any manner extend credit or lease or sell property of any kind, furnish any services, or fix or vary the consideration for any of the foregoing, on the condition or requirement that:

		1.	That the customer obtain any additional service from the Corporation;
		2.	That the customer provide some additional service to the Corporation; or
		3.	That the customer refrain from obtaining any service from a competitor of the Corporation.
8.	ADMINISTRATION OF THE CODE OF ETHICS
The Board of Directors has adopted this Code of Ethics and has delegated to the Audit Committee the responsibility for its administration throughout the Corporation.

It is the responsibility of each Senior Officer to become familiar with this Code and to abide by the letter and spirit of its provisions at all times. All Senior Officers have been provided with a copy of the Code.

This Code of Ethics is for the protection of the Corporation and its customers. It is not intended to bestow any contractual rights on employees. The Code may be changed by the Board of Directors at any time.

9.	DISCIPLINARY ACTIONS

The matters covered in this Code are of the utmost importance to the Corporation, its shareholders and the public and are essential to the Corporation's ability to conduct business in accordance with its stated objectives and values. All Senior Officers are expected to adhere to the rules laid out in this Code in carrying out their duties for the Corporation.

The Corporation will take appropriate action against any Senior Officer whose actions are likely to violate any law, this Code or other corporate policy. Disciplinary actions may include immediate termination of employment. Where the Corporation has suffered a loss, it may pursue civil remedies against the individuals responsible. Where laws have been violated, the Corporation will cooperate fully with the appropriate authorities in the prosecution of the individuals responsible.

Audit Committee Approved - March 11, 2003